Exhibit 99.1

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The Direct Stock Purchase Plan is intended to be a convenient and simple way for you to purchase Zion stock directly from the company, allowing you to build your long-term investment over time while avoiding those dreadful brokerage fees.

The minimum investment is $250.00. Once you have your account set up with our Plan Agent, the Registrar and Transfer Company, you may invest as little as $50.00 at a time. There is also an option for automatic monthly withdrawal directly from your bank account.
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As mentioned, for a limited time only, you can purchase Units directly through the Direct Stock Purchase Plan. A Unit is comprised of one share of Common Stock and one Warrant and is currently being sold for $2.50 each. The Unit Offering will only be available through August 30, 2013.

A Warrant is an option to purchase stock for a set price over a set period of time.
If you purchase Units through the Direct Stock Purchase Plan, you will get one share of Common Stock and one Warrant to purchase one share of Common Stock for a set price of $2.00. The Warrant is good for five years. You can exercise your Warrants from September 30, 2013 through September 30, 2018.

If you have questions regarding the Unit offering, the Direct Stock Purchase Plan or need assistance filling out the Enrollment Form please contact our Plan Agent,
The Registrar & Transfer Company:
1-888-368-59
OR
FOR PERSONAL ASSISTANCE, Contact Zion's Investor Relations Department: Phone: (214) 221-4610, Ext. 130 (Please leave a message) Email: Invest@ZionOil.com Website: www.Zionoil.com/dspp

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